Exhibit (h)(10)

EVERGREEN CAPITAL MANAGEMENT, LLC

10500 NE 8th, Suite 950

Bellevue, WA 98004

May 16, 2013

Mr. Jeremy O. May

President and Chairman

ALPS Series Trust

1290 Broadway, Suite 1100

Denver, CO 80203

Re:	ALPS Series Trust (the “Trust”) – GKE Asian Opportunities Fund (the “Fund”)

Dear Mr. May:

This letter confirms the agreement of Evergreen Capital Management, LLC (the “Adviser”) with the Trust to contractually limit the total amount of the “Management Fees” and “Other Expenses” that it is entitled to receive from the Fund.

With respect to the Fund’s Institutional Class shares, to the extent the Total Annual Fund Operating Expenses (as defined in Item 3 of Form N-1A) (excluding brokerage expenses, interest expenses, taxes and extraordinary expenses) exceed 1.81% through January 31, 2016, the Adviser will reduce the fee payable with respect to the Fund to the extent of such excess and/or shall reimburse the Fund (or class as applicable) by the amount of such excess. If applicable, the waiver or reimbursement shall be allocated to each class of the Fund in the same manner as the underlying expenses or fees were allocated.

The Adviser further agrees that such fee waivers and reimbursements for the Fund are effective as of May 16, 2013 and shall continue at least through January 31, 2016.

The Adviser will be permitted to recover, on a class-by-class basis, expenses it has borne through this letter agreement to the extent that the Fund’s expenses in later periods fall below the annual rates set forth in this agreement or in previous letter agreements. Notwithstanding the foregoing, the Fund will not be obligated to pay any such deferred fees and expenses more than three years after the end of the fiscal year in which the fee and expenses were deferred.

EVERGREEN CAPITAL MANGEMENT, LLC

By: /s/ Olesya Sinitsa
Name: Olesya Sinitsa
Title: Director of Research

Your signature below acknowledges acceptance of this letter agreement:

ALPS SERIES TRUST

By: /s/ Jeremy O. May
Name: Jeremy O. May
Title: President